AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of March 3, 2010, is made and entered into by and between Energy and Power Solutions, Inc., a California corporation (the “Company”) and Energy and Power Solutions, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”).

RECITALS

WHEREAS, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with authorized capital stock consisting of 53,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 41,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), consisting of 6,000,000 shares of Series A Preferred Stock (“Series A Preferred Stock”) and 35,000,000 shares of Series B Preferred Stock (“Series B Preferred Stock”);

WHEREAS, the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

WHEREAS, the Board of Directors of the Company has determined that, for purposes of effecting the reincorporation of the Company in the State of Delaware, it is advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”) for the Company to merge with and into the Subsidiary upon the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors and shareholders of the Company and the Subsidiary have authorized and approved the merger of the Company with and into the Subsidiary (the “Merger”) subject to and upon the terms and conditions of this Merger Agreement, and have approved the terms of this Merger Agreement and directed that it be executed by the undersigned officers; and

WHEREAS, it is the intention of the Company and the Subsidiary that the Merger be a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1    Merger of the Company into Subsidiary.  At the Effective Time (as defined in Section 2.1), the Company will merge with and into the Subsidiary in accordance with the California Corporations Code (the “California Law”) and the Delaware General Corporation Law (the “Delaware Law”).  The separate existence of the Company will thereupon cease and the Subsidiary will be the surviving corporation (hereinafter referred to as the “Surviving Corporation”).  The separate corporate existence of the Surviving Corporation, with all its purposes, objects, rights, privileges, powers and franchises, will continue and the Surviving Corporation will succeed to all the assets, properties, licenses, agreements, liabilities, debts and other interests due or belonging to the Company.  For the sake of clarity and the avoidance of doubt, all corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, the Company Shareholders, the Board of Directors of the Company and committees thereof, and the officers and agents thereof, which were valid and effective immediately prior to the Effective Time, will be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and will be as effective and binding thereon as the same were with respect to the Company.  The employees and agents of the Company will become the employees and agents of the Subsidiary and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Company.  The requirements of any plans or agreements of the Company involving the issuance or purchase by the Company of certain shares of its capital stock will be satisfied by the issuance or purchase of a like number of shares of the Surviving Corporation.  The subsidiaries of the Company will become the subsidiaries of the Surviving Corporation.

ARTICLE II
EFFECTIVE TIME; EFFECT OF MERGER

SECTION 2.1    Effective Time.  The Merger will become effective on the date the Certificate of Ownership is filed with the Secretary of State of the State of California, or the date a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware, whichever filing occurs last (the “Effective Time”).

SECTION 2.2    Effects of the Merger.  At the Effective Time, the Merger will have the effects specified in the California Law, the Delaware Law and this Merger Agreement.

SECTION 2.3    Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation attached hereto as Exhibit A will be the Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Bylaws of the Subsidiary, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

SECTION 2.4    Directors and Officers.  At the Effective Time, the directors and officers of the Company in office at the Effective Time will retain their positions as the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Delaware Law, until his or her successor is duly elected or appointed and will qualify, or until his or her earlier death, resignation or removal.

SECTION 2.5    Name of Surviving Corporation.  At the Effective Time, “Energy and Power Solutions, Inc.” will be the name of the Surviving Corporation.

ARTICLE III
CONVERSION AND EXCHANGE OF STOCK

SECTION 3.1    Conversion.

(a)           Shares.  At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.  At the Effective Time, each share of Series A Preferred Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Series A Preferred Stock or Series B Preferred Stock, respectively, of the Surviving Corporation.

(b)           Cancellation.  At the Effective Time, each share of the common stock of the Subsidiary issued and outstanding immediately prior to the Effective Time and held by the Company will be canceled without any consideration being issued or paid therefor.

(c)           Equity Plans.  Upon the Effective Time, the Surviving Corporation will assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by the Company (individually, an “Equity Plan” and collectively, the “Equity Plans”), and will reserve for issuance under each Equity Plan a number of shares of common stock of the Surviving Corporation equal to the number of shares of stock so reserved by the Company immediately prior to the Effective Time.  Each unexercised option or other right to purchase Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the Effective Time will, upon the Effective Time, become an option or right to purchase common stock of the Surviving Corporation on the basis of one share of common stock of the Surviving Corporation for each share of Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to the Company option or stock purchase right.  Each equity-based award relating to Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the Effective Time will, upon the Effective Time, become an award relating to common stock of the Surviving Corporation on the basis of one share of common stock of the Surviving Corporation for each share of Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the Effective Time.

(d)           Warrants.  Each unexercised warrant to purchase Common Stock (a “Common Stock Warrant”) which is outstanding immediately prior to the Effective Time will, upon the Effective Time, become a Common Stock Warrant of the Surviving Corporation on the basis of one share of common stock of the Surviving Corporation for each share of Common Stock issuable pursuant to any such Common Stock Warrant, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to the Common Stock Warrant.  Each unexercised warrant to purchase Preferred Stock (a “Preferred Stock Warrant”) which is outstanding immediately prior to the Effective Time will, upon the Effective Time, become a Preferred Stock Warrant of the Surviving Corporation on the basis of one share of such series of preferred stock of the Surviving Corporation for each share of such series of Preferred Stock issuable pursuant to any such Preferred Stock Warrant, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to the Preferred Stock Warrant.

SECTION 3.2    Exchange of Certificates.  At the Effective Time, stock certificates representing capital stock of the Company will automatically represent an equal number of shares of capital stock of the Surviving Corporation.  At any time after the Effective Time, the holders of capital stock represented by certificates issued prior to the Effective Time, will be entitled, upon request, and surrender of such certificates, to the Surviving Corporation, to receive in exchange therefor a new stock certificate evidencing ownership of the same number of shares of capital stock of the Surviving Corporation.  If any new certificate is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate or other writing so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of capital stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or will establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1    Amendment.  This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the respective Boards of Directors of the Company and the Subsidiary to the full extent permitted under applicable law.

SECTION 4.2    Notices.  All communication hereunder will be in writing and, sent by mail, or by facsimile as set forth below:

If to the Company:

Energy and Power Solutions, Inc.
150 Paularino Avenue, Suite A120
Costa Mesa, California 92626
Attention: Jay Zoellner

If to the Subsidiary:

Energy and Power Solutions, Inc.
150 Paularino Avenue, Suite A120
Costa Mesa, California 92626

Attention: Jay Zoellner

            SECTION 4.3    Abandonment; Postponement.  At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the respective Boards of Directors of the Company or the Subsidiary, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the Company Shareholders or the stockholder of the Subsidiary.

SECTION 4.4     Further Assurances.  If at any time after the Effective Time of the Merger, the Surviving Corporation will consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of the Company, the Company and its directors and officers holding office at the Effective Time will execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

SECTION 4.5    Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.  In the event that any signature is delivered by facsimile or other means of electronic image transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronically transmitted signature page were an original thereof.

SECTION 4.6    Governing Law.  This Merger Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.

ENERGY AND POWER SOLUTIONS, INC., a California corporation

By: _/s/ Jay Zoellner_____________________
Name: Jay Zoellner
Title: President and Chief Executive Officer

ENERGY AND POWER SOLUTIONS, INC., a Delaware corporation

By: _/s/ Jay Zoellner_____________________
Name: Jay Zoellner
Title: President and Chief Executive Officer